Exhibit 99.1

BIOLASE COMMENTS ON FOURTH QUARTER PERFORMANCE

SAN CLEMENTE, CA (January 9, 2006) . . . BIOLASE Technology, Inc. (NASDAQ:BLTI) a medical technology company that develops, manufactures and markets lasers and related products focused on technologies for improved applications and procedures in dentistry and medicine, announced today that the Company expects revenue for the fourth quarter ended December 31, 2005 to be approximately $19 million and the Company expects to be approximately cash flow neutral from operations for the quarter. The fourth quarter outlook announced today is unaudited and subject to change as a result of closing adjustments for the quarter.

The Company plans to review the Company’s recent operating performance as well as business operations and market opportunities at the Needham Growth Conference. The Company will present at the 8th Annual Needham Growth Conference at 3:00pm EST on Tuesday, January 10th. The conference will be held at The New York Palace Hotel in New York City, NY.

BIOLASE will broadcast its live conference presentation on the Internet on Tuesday, January 10th at 3:00pm EST. This webcast can be accessed on the investors’ section of the Company’s web site at www.biolase.com. For those unable to listen to the live broadcast, a replay will be available on the Company’s website.

About BIOLASE Technology, Inc.

BIOLASE Technology, Inc. (http://www.biolase.com) is a medical technology company that develops, manufactures and markets lasers and related products focused on technologies for improved applications and procedures in dentistry and medicine. The Company’s products incorporate patented and patent pending technologies focused on reducing pain and improving clinical results. Its primary product, the Waterlase® system, is the best selling dental laser system. The Waterlase system uses a patented combination of water and laser to precisely cut hard tissue, such as bone and teeth, and soft tissue, such as gums, with minimal or no damage to surrounding tissue. The Company also offers the LaserSmile™ system, which uses a laser to perform soft tissue and cosmetic procedures, including tooth whitening.

This press release may contain forward-looking statements within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on the current expectations and estimates by our management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks, uncertainties and other factors which may cause the

Company’s actual results to differ materially from the statements contained herein, and are described in the Company’s reports it files with the Securities and Exchange Commission, including its annual and quarterly reports. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and we undertake no obligation to update such statements.

For further information, please contact: Robert E. Grant, President & CEO; Richard L. Harrison, Executive Vice President and CFO; or Scott Jorgensen, Director of Finance & Investor Relations, of BIOLASE Technology, Inc., +1-949-361-1200.

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